Exhibit 10.27
10.27 Transportation Vehicle Lease Agreement between Xiangrui Pharmacy and Shandong Ruyin Bio-chemical Co., Ltd.
Party A (Leasor): Shandong Ruyin Bio-chemical Co., Ltd.
Party B (Leasee): Shandong Xiangrui Pharmacy Co., Ltd.
•	General Information
•	Pursuant to the contract Xiangrui Pharmacy rent vehicles from Runyin Bio-chemical.
•	The rent shall be RMB 100 per vehicle and RMB 1 per kilometer for each day. The rent shall be paid once each month.
•	The maintenance, insurance, driver and toll cost shall be on Runyin Bio-chemical.
•	Xiangrui Pharmacy shall pay the rent before the 10th of next month.
•	Either party shall not rescind this agreement without counterpart’s consent.
•	Headlines of the articles omitted
•	Dispute Settlement
•	Breach of the Agreement

•	Miscellaneous